Exhibit 99

MEREDITH CORPORATION BOARD DECLARES DIVIDEND

DES MOINES, Iowa,   August 13, 2008 -- The Meredith Corporation (NYSE: MDP) Board of Directors today declared a dividend of 21-1/2 cents per share, payable on Sept. 15, 2008 to shareholders of record on August 29, 2008. The Company has paid a dividend for 61 consecutive years and has increased its dividend for 15 consecutive years.

Meredith Corporation (NYSE: MDP: http://www.meredith.com) is the leading media and marketing company serving American women. Meredith combines well-known national brands -- including Better Homes and Gardens, Parents, Ladies' Home Journal, Family Circle, American Baby, Fitness and More -- with local television brands in fast growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development. Meredith then uses multiple distribution platforms -- including print, television, online, mobile and video -- to give consumers content they desire and to deliver the messages of its marketing partners. Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. The goals of these programs are to increase consumer loyalty and produce repeated consumer interaction. In the last two years, Meredith has significantly added to its capabilities in this area through the acquisition of cutting-edge companies in areas such as online, word-of-mouth and database marketing. Meredith employs approximately 3,500 people throughout the United States. Meredith's 2008 annual revenues were $1.6 billion.

Shareholder and Financial Analyst Contact Mike Lovell Director, Investor Relations Phone (515) 284-3622 E-mail: mike.lovell@meredith.com
Media Contact Art Slusark Vice President - Corporate Communications Phone (515) 284-3404 E-mail: art.slusark@meredith.com